Exhibit 10.08

December 11, 2014

Robert Dykes

Dear Bob,

This letter confirms our earlier discussions and will be used to memorialize our agreement. Effective as of December 11, 2014, you are hereby resigning from the Board of Directors of ReachLocal, Inc. (the “Company”). During the period from December 11, 2014 through September 30, 2015 (the “Consulting Period”), you have agreed to be available to provide consulting services as an independent contractor to the Company primarily advising the chief executive officer and the chief financial officer on strategic matters (the “Consulting Services”). The Consulting Services will not, in any event, exceed 10 hours per month. As consideration for the Consulting Services, the stock option granted to you by the Company on May 30, 2014 shall remain outstanding and continue to vest in accordance with the terms of the applicable option agreement until the conclusion of the Consulting Period or, if earlier, until the termination of your Consulting Services for any reason. All other options granted to you by the Company remain outstanding based on your Consulting Services. Upon the termination of the Consulting Services, you will have three months to exercise your options (which are set forth on Exhibit A attached hereto) in accordance with the terms of the applicable option agreements and the Company’s Amended and Restated 2008 Stock Incentive Plan.

Please confirm your agreement with the foregoing where indicated below.

Very truly yours,

ReachLocal, Inc.

By: /s/ Sharon Rowlands
Sharon Rowlands, CEO

AGREED

/s/ Robert Dykes

Robert Dykes

December 11, 2014

Grant Date	# of Shares	Exercise Price ($)
February 20, 2008	75,000	10.91
June 15, 2011	11,209	17.32
May 22, 2012	31,402	9.00
May 22, 2013	19,360	14.61
May 30, 2014	43,988	6.68